ARTICLES OF INCORPORATION

OF

PSM HOLDINGS, INC.

The undersigned, a natural person being more than eighteen years of age, acting as incorporator of a corporation pursuant to the provisions of the General Corporation Laws of the State of Nevada, does hereby adopt the following Articles of Incorporation for such corporation:

Article I
Name
[as amended 5/13/2005]

The name of the corporation is PSM Holdings, Inc.

Article II
Duration

The duration of the corporation is perpetual.

Article III
Purposes

The purpose for which this corporation is organized is to invest in investments of all natures and types, to form and support other corporations, and to transact any lawful business, or to promote or conduct any legitimate object or purpose, under and subject to the laws of the State of Nevada.

Article IV
Capitalization
[as amended 5/13/2005 & 10/31/2005]

Section 1. The corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares this corporation is authorized to issue is one hundred ten million (110,000,000). The number of shares of Comm0on Stock authorized is one hundred million (100,000,000) shares, par value $0.01 per share. The number of shares of Preferred Stock authorized is ten million (10,000,000 shares, par value $0.01.

A.    Common Stock

1.    Voting Rights. Except as otherwise expressly provided by law or in this Article IV, each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the shareholders of the corporation.

2.    Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the corporation, the holders of Common Stock then outstanding shall be entitled to receive all of the assets and funds of the corporation, remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

3.    Dividends. Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board of Directors, out of funds legally available therefore, provided, however, that no dividends shall be made with respect to the Common Stock until any preferential dividends required to be paid or set apart for any shares of Preferred Stock have been paid or set apart.

4.    Residual Rights. All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein or in the bylaws of the Corporation, or in any amendment hereto or thereto, shall be vested in the Common Stock.

B.    Preferred Stock

Authority is vested in the Board of Directors to prescribe the classes, series and the number of each class or series of Preferred Stock and the voting powers, designations, preferences, limitations, restrictions, and relative rights of the Preferred Stock.

Section 2. The shareholders shall have no preemptive rights to acquire any shares of this corporation.

Article V
Registered Agent and Office

The street and mailing address of the initial registered office of the corporation is 3642 Boulder Hwy., #387, Las Vegas, NV 89121, and the name of the registered agent of the corporation at that address is P.A. Hartley.

Article VI
Directors

The corporation shall be governed by a Board of Directors and shall have not less than one (1) nor more than nine (9) directors as determined, from time to time, by the Board of Directors. The original Board of Directors shall be comprised of one (1) person. The name and address of the person who is to serve as director until the first annual meeting of shareholders and until her successor is elected and shall qualify is as follows:

Angela Ross
57 South 200 West
Suite 310
Salt Lake City, UT 84101

Article VII
Limitation of Liability

No director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding the foregoing sentence, a director or officer shall be liable to the extent provided by applicable law, (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of distributions in violation of NRS 78.300. Notwithstanding anything contained in the Articles of Incorporation to the contrary, the personal liability of the directors or officers of the Corporation is hereby eliminated to the fullest extent permitted by the applicable provisions of the Nevada Revised Statutes, as the same may be amended and supplemented.

Article VIII
Incorporator

The name and address of the incorporator is:

Angela Ross
57 West 200 South
Suite 310
Salt Lake City, UT 84101

Article IX
Acquisition of Controlling Interest; Combinations with Interested Stockholders

The provisions of NRS 78.378 to 78.3793, inclusive and as the same may be amended and supplemented, with regard to rights of existing or future holders of the common shares concerning the acquisition of a controlling interest in the corporation shall not apply to the corporation or to the acquisition of a controlling interest. Also, the corporation expressly elects not to be governed by NRS 78.411 to 78.444, inclusive and as the same may be amended and supplemented, with regard to combinations with interested stockholders.